Exhibit 10.4

FLUENT, INC.

2022 PERFORMANCE SHARE UNIT AGREEMENT

Fluent, Inc. (the “Company”) hereby grants to the Participant named below an Other Stock-Based Award of performance share units (each, a “Performance Share Unit” and such award, the “Performance Share Unit Award” or “Grant”) pursuant to the terms of the Fluent, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”). Each Performance Share Unit represents the right to receive a payout in cash pursuant to the terms of this Performance Share Unit Agreement (this “Agreement”).

Certain terms used herein are defined under the Plan.

The first page (“Grant Notice”) of this Agreement describes the Performance Share Units granted to you as a Participant and constitutes a legal agreement between you and the Company.

1.	Participant Name:	____________________

2.	Performance Share Unit Award Date:	_________________, 2022

3.	Target Number of 2022 Performance Share Units:	_________________

4.	Performance Period:	Three Years - 2022, 2023 and 2024.

5.	Settlement Date:

In the year following the year in which the Performance Period ends, by the last business day of March of such year or if later, two weeks after the Company announces its earnings for the last year of the Performance Period.

IN WITNESS WHEREOF, Fluent, Inc. and the Participant agree to be bound by the terms and provisions of this Agreement, as of the date noted below.

FLUENT, INC.

By:
Title:
Date:	_________________, 2022

PARTICIPANT:
Name: (Please sign and return this page)

Performance Stock Unit Agreement

2022 PERFORMANCE SHARE UNIT AGREEMENT

[3-Year Performance Period]

1.    Acceptance of Agreement. Participant has reviewed all of the provisions of the Plan, the Grant Notice and this Agreement. By accepting this Grant, Participant agrees that this Grant is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Agreement, and the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Participant. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on questions relating to the Plan, the Grant Notice, this Agreement and, solely in so far as they relate to this Grant, the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Participant. If Participant signs this Agreement and Grant Notice electronically, Participant’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

2.    Performance Share Unit. “Performance Share Unit” means a long-term incentive plan award representing the right to receive cash subject to the terms of this Agreement with respect to a three-year Performance Period. Each Performance Share Unit is indexed to the value of one share of Common Stock and will be earned annually over three years but will settle cumulatively in cash following the Company announcement of its earning with respect to the third year of the Performance Period, in each case, as further described below.

3.    Performance Goals. The Performance Share Units will performance vest in three annual installments based upon the level of achievement of two performance metrics which are set annually by the Administrator promptly following the Company’s adoption of its annual budget: (a) Revenue; and (b) Adjusted EBITDA (as such terms are used in the Company’s Annual Report on Form 10-K) targets (together, the “Performance Goals”) with the number (from 0% to 120% of target Performance Share Units) of Performance Share Units performance vesting with respect to any year determined by the Administrator (as defined in the Plan) pursuant to Attachment A (with any Performance Share Units which performance vest during any year being referred to as “Earned Performance Share Units”). The level of achievement of Performance Goals for any year will be determined when the Company announces its earnings for the applicable year during the Performance Period.

4.    Determination of Cash Award. Subject to the terms and conditions of this Agreement, Participant’s Earned Performance Share Units, to the extent they vest and become payable shall be paid out in the following amount: each Earned Performance Unit will equal the value of one share of Common Stock determined as of the last day of the Performance Period based on the 20-day trailing average price of one share of Common Stock ending immediately prior to the last day of the Performance Period (the “Settlement Date”) (provided that if shares of Common Stock are not traded on any nationally recognized exchange, the value of one Performance Share Unit shall equal the Fair Market Value of one share of Common Stock, as determined by the Administrator).

5.    Termination of Employment.

(a)    If Participant’s employment with the Company terminates prior to the Settlement Date due to a termination with Cause or a resignation without Good Reason (as such terms are defined in the Participant’s employment agreement with the Company (the “Employment Agreement”)), all as conclusively determined by the Administrator, Participant’s Performance Share Units will be forfeited and Participant shall have no further rights therein.

Performance Stock Unit Agreement

(b) If Participant dies, becomes Disabled or Participant’s employment is terminated without Good Reason or Participant resigns with Good Reason (as such terms are defined in the Employment Agreement) before the Settlement Date, all as conclusively determined by the Administrator, Participant shall be paid out as if such Participant was employed on the Settlement Date.

6.    Change in Control While Performance Share Units Remain Outstanding.

(a) Subject to the terms of this Agreement, if a Change in Control (as defined in the Plan) occurs before the end of the Performance Period and prior to any termination of Participant’s employment with the Company, then any Earned Performance Share Units shall be paid out to Participant. Each Earned Performance Share Unit being paid out shall be based on the value of one share of Common Stock, as determined by the Administrator based on the price paid in cash (or such other form of consideration as determined by the Company) with respect to such share of Common Stock in connection with such Change in Control, within 90 days following the Change in Control, unless any such distribution cannot be made because the Change in Control does not constitute change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such payment shall be made at the same time as it would ordinarily be made under this Agreement.  Unless otherwise determined by the Administrator in its sole discretion, for any year during the Performance Period, if a Change in Control occurs: (i) prior to June 30th of the year, then 50% of the Performance Share Units targeted for that year shall become Earned Performance Share Units; and (ii) after June 30th of the year, then all of the Performance Share Units targeted for that year shall become Earned Performance Share Units, in either case with the applicable Performance Goal deemed to have been met at “Target” level of performance.

(b)    Any Performance Share Units which have not been paid out following the Change in Control shall be converted into that number of time-based Restricted Stock Units as determined by the Administrator and the vesting of the time-based Restricted Stock Units so converted: (i) will vest on the last day of the third month following the end of the respective year of the Performance Period; (ii) will be accelerated if, (A) before the end of the Performance Period following the Change in Control, the Participant is terminated by the Company or the continuing entity without Cause or if the Participant voluntarily terminates employment with Good Reason; or (B)  the time based Restricted Stock Unit are not assumed or replaced by the acquiror/continuing entity on terms deemed by the Administrator to be appropriate.

7.    Rights as a Shareholder. Participant’s Performance Share Units, if applicable, Restricted Stock Units (which will be governed by the terms of the related agreement) will not give Participant any right to vote on any matter submitted to the Company’s stockholders.

8.    Restrictions on Transferability. Participant will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber your Performance Share Units. Any attempt to effect any of the preceding in violation of this Section 7, whether voluntary or involuntary, will be void.

9.    Tax Withholding. The Company will have the power to withhold or require Participant to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy federal, state and local withholding tax requirements with respect to your Grant (or settlement thereof), and delivery of consideration underlying the Grant shall not occur until such requirements are satisfied.

10.    Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Code, and all regulations or other guidance issued thereunder, and this Agreement and the payments of any benefits hereunder will be operated and administered accordingly. However, neither the Company nor the Administrator shall have any liability to any person in the event Section 409A of the Code applies to the Grants or any payments hereunder in a transaction that results in adverse tax consequences to the award holder or any beneficiaries or transferees. For purposes of Section 409A of the Code each payment hereunder shall be deemed a separate and distinct payment.

Performance Stock Unit Agreement

11.    Unsecured Creditor Status and Assignment Prohibition. This Grants is provided under an entirely unfunded arrangement and no provision shall at any time be made with respect to segregating any assets of the Company or any affiliate for payment of the Grants hereunder. No employee, beneficiary, surviving spouse or any other person shall have any interest in any particular assets of the Company or any affiliate by reason of the right to receive the Grants and any such employee, beneficiary, surviving spouse or other person shall have only the rights of a general unsecured creditor with respect to the Grants.

Prior to an actual payment and distribution with respect to the Grant, no interest of any person or entity in, or right to receive, a Grant shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

12.    Requirements of Law. Participant’s grant will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.    No Impact on Benefits. Participant’s Grant will not be deemed compensation for purposes of calculating Participant’s rights under any employee benefit plan, unless otherwise specifically provided in such other plans.

14.    Employment. Nothing in this Agreement shall limit the right of the Company or any of its affiliates to terminate Participant’s service or employment or otherwise impose upon the Company or any of its affiliates any obligation to continue to employ you. The Company may terminate Participant at any time, with or without cause.

15.    Securities Law Compliance. The Company shall have the authority to determine the instruments by which the Grant shall be evidenced. Instruments evidencing the Grant may contain such other provisions as the Company deems advisable.

16.    Governing Law. This Agreement and the Grant shall be governed by the laws of the State of Delaware (other than its conflict of law principles).

17.    Other. This Agreement is binding on you and your executors, administrators, heirs and personal and legal representatives and on the Company and its successors or assigns.

This Agreement, including the Grant Notice, contains the entire Agreement and all terms between you and the Company with respect to the Grant, and there are no other understandings, warranties or representations with respect to the Grants.

Any determination or interpretation by the Administrator under or pursuant to this Agreement shall be final, binding and conclusive for all purposes and upon all persons affected hereby.

Performance Stock Unit Agreement

ATTACHMENT A

Matrix

Performance Stock Unit Agreement